Exhibit 23.4

                          Independent Auditors' Consent


We consent to the incorporation by reference in this Registration Statement of Brek Energy Corporation (formerly First Ecom.com, Inc.) on Form S-8 of our report for Gasco Energy,Inc. (formerly known as Pannonian Energy Inc) dated September 20, 2001, appearing in the Annual Report on Form 10-K of Brek Energy Corporation for the year ended December 31, 2001.


Wheeler Wasoff, P.C
Denver, Colorado
July 8, 2002